                                                                      EXHIBIT 11



                          COLLINS & AIKMAN CORPORATION

      COMPUTATION OF EARNINGS PER SHARE IN MILLIONS, EXCEPT PER SHARE DATE


                                   (UNAUDITED)



                                                                          QUARTER ENDED
                                                                          -------------
                                                                      MARCH 31,     MARCH 31,
                                                                        2003           2002
                                                                       ------         ------
Average common shares outstanding during the period:
            Basic and diluted ...................................        83.6           67.2

Incremental shares under stock options computed under
           the price of issuer's stock during the period ........          --             --
                                                                       ------         ------

           Total shares for basic EPS ...........................        83.6           67.2
                                                                       ======         ======

Loss from continuing operations before cumulative effect
           of a change in accounting principle ..................      $(28.7)        $ (6.7)

Cumulative effect of a change in accounting principle,
            net of income taxes of $0 ...........................          --          (11.7)
                                                                       ------         ------

            Net loss ............................................      $(28.7)        $(18.4)
                                                                       ======         ======

Net loss per basic and diluted common share:
            Continuing operations ...............................      $(0.34)        $(0.10)
            Cumulative effect of change in accounting principle..          --          (0.17)
                                                                       ------         ------
            Net loss ............................................      $(0.34)        $(0.27)
                                                                       ======         ======


Adjusted to reflect the one-for-2.5 reverse stock split effected on May 28, 2002.